CODE OF ETHICS
THE JAMES ADVANTAGE FUNDS
JAMES INVESTMENT RESEARCH, INC.
JAMES CAPITAL ALLIANCE, INC.

Amended May 21, 2008

November 11, 2011

January 1, 2012

May 22, 2013

June 29, 2016

January 16, 2017

March 21, 2018

April 4, 2019

January 26, 2021

March 1, 2021

A.	Introduction

Rule 17j-1 under the Investment Company Act of 1940 (the “Act”) requires registered investment companies and their investment advisers to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices. The James Advantage Funds (the “Trust”) (“JAF”) is registered as an open-end management investment company under the Act. James Investment Research, Inc. (the “Adviser”) (“JIR”) is the investment adviser of the Trust. James Capital Alliance, Inc. (“JCA”) is an affiliated company of JIR. Except as otherwise specified herein, this Code applies to all employees, officers, directors and trustees of the Trust, the Adviser, and the Adviser’s affiliate. Officers, directors and employees of the Trust’s service providers, other than the Adviser, are not covered under this Code, but are subject to the Codes of Ethics of their employers.

This Code of Ethics is based on the principle that the officers, directors, trustees and employees of the Trust, Adviser, and JCA have a fiduciary duty to place the interests of the Trust before their own interests, to conduct all personal securities transactions consistently with this Code of Ethics (the “Code”) and to do so in a manner which does not interfere with the portfolio transactions of the Trust, or otherwise take unfair advantage of their relationship to the Trust. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual’s fiduciary duties to the Trust. Although it is not prohibited by this Code, day trading by officers, directors, trustees and employees of the Trust, Adviser, and JCA is not encouraged.

B.	Definitions

1.	“Access Person” means (i) any employee, director, trustee or officer of the Trust, Adviser or JCA, (ii) any employee of any company in a control relationship to the Trust, Adviser, or JCA, who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for the Trust or whose principal function or duties relate to the making of any recommendation to the Trust regarding the purchase or sale of securities and (iii) any natural person in control relationship to the Trust, Adviser, or JCA who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a Security. A natural person in a control relationship or an employee of a company in a control relationship does not become an “Access Person” simply by virtue of the following: normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; a single instance of obtaining knowledge of current recommendations or trading activity; or, infrequently and inadvertently obtaining such knowledge. The Chief Compliance Officer for the Trust, Adviser, and JCA is responsible for determining who the Access Persons are and maintaining a list of such persons.

2.	A Security is “being considered for purchase or sale” when the order to purchase or sell such Security has been given, or prior thereto when, in the opinion of an investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision- making process has reached a point where such a decision is imminent.

3.	“Beneficial ownership” means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. “Beneficial Ownership” includes, but is not limited to, ownership of Securities held by members of the family. For these purposes, a person’s family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

4.	The “Chief Compliance Officer” (CCO) of the Trust, Adviser, and JCA is Lesley D. Ott. In her absence, and with respect to the transactions of Lesley D. Ott, Barry James or Brian Culpepper will act as the Compliance Officer of the Trust, Adviser, and JCA.

5.	“Control” shall have the same meaning as that set forth in Section 2(a) (9) of the Act.

6.	“Disinterested trustee” means a trustee who is not an “interested person” within the meaning of Section 2(a) (19) of the Act.

7.	“Equivalent security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or a Security convertible into another Security.

8.	“Immediate family” of an individual means any of the following persons who reside in the same household as the individual:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
step-parent	father-in-law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

9.	“Purchase or sale of a security” includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a Security, conversions of convertible securities and short sales.

10.	“Security” shall have the meaning set forth in Section 2(a) (36) of the Act, except that it shall not include shares of unaffiliated registered open-end investment companies, direct obligations of the United States government such as U. S Treasury securities, bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements. The term “Security” shall include cryptocurrencies to the extent a cryptocurrency is deemed a security by the SEC.

C.	Pre-Clearance Requirements

All Access Persons shall clear in advance through the Chief Compliance Officer any purchase or sale, direct or indirect, of any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest. The CCO shall retain written records of such clearance requests, which records shall indicate approval or rejection of such clearance requests, along with the CCO’s approval and date of approval.

The CCO will not grant clearance for any purchase or sale of a Security on the same day during which any client has a pending buy or sell order in that same Security until that order is executed or withdrawn nor will the CCO grant clearance for a Security being considered for purchase or sale by the Investment Committee. Being considered for purchase or sale includes being scheduled for discussion in Investment Committee. However, simply being on the Adviser’s BUY or SELL list does not constitute “being considered for purchase or sale”. If the Security proposed to be purchased or sold by the Access Person is an option, clearance will not be granted if the securities subject to the option are being considered for purchase or sale as indicated above. If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that Security or the securities into which it is convertible are being considered for purchase or sale as indicated above.

The Chief Compliance Officer may refuse to preclear a transaction if she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

Clearance is effective, unless earlier revoked, until the earlier of (1) the close of business on that trading day, or (2) the Access Person learns that the information provided to the Compliance Officer in such Access Person’s request for clearance is not accurate. If an Access Person places an order for a transaction on a trading day but such order is not executed on that trading day (e.g., a limit order), clearance needs to be reobtained. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the Access Person has knowledge that a Security to which the clearance relates is being considered for purchase or sale.

D.	Exempted Transactions

The pre-clearance requirements in Section C of this Code shall not apply to:

1.	Purchases or sales which are non-volitional on the part of either the Access Person or the Trust.

2.	Purchases which are part of an automatic dividend reinvestment plan.

3.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

4.	Writing of covered call options.

5.	Purchases or sales by (1) a disinterested trustee or a member of his or her immediate family, or (2) a person whose only affiliation with the Trust and the Adviser is as a director of the Adviser or a member of his or her immediate family.

6.	Purchases or sales of debt obligations issued by or on behalf of states and municipalities and other qualifying issuers which pay interest that is exempt from federal and/or state income tax.

7.	Purchases or sales of obligations issued or guaranteed by an agency or instrumentality of the Government of the United States or quasi-governmental agencies such as FNMA or FHLMC.

8.	Purchases or sales by any limited partnership or investment pool for which the Adviser or an affiliated person of the Adviser provides investment management services. However, purchases and sales of shares of any mutual fund managed or sub-advised by the adviser (other than those shares bought through dividend reinvestment or any other automatic investment plan, such as the James Advantage Funds’ 50/50 Plan, or shares sold under an automatic withdrawal plan) are not exempted transactions.

9.	Purchases or sales transactions, equal to or less than $50,000 in principal ($500,000 in principal for transactions in the James Advantage Funds). However, all reportable securities held as of December 31 must be included on the Annual Holdings Report, even if the value is less than $50,000, and all transactions in reportable securities, including those that do not need pre-clearance, must be included on an Access Person’s quarterly transaction blotter. For purposes of this paragraph, all transactions in any reportable Security shall be aggregated over any 30 day period.

E.	Prohibited Actions and Transactions

Notwithstanding a grant of clearance under Section C hereof, or an exemption from pre- clearance requirements under Section D-9 hereof, the following actions and transactions are prohibited and will result in sanctions including but not limited to the sanctions expressly provided for in this Section. The prohibitions of paragraphs 1 through 7 of this Section do not apply to any limited partnership or investment pool for which the Adviser or an affiliated person of the Adviser provides investment management services or to any account managed by the Adviser for the purpose of developing a new product. The prohibitions of paragraph 1 through 7 of this Section also do not apply to disinterested trustees and members of their immediate families or to persons whose only affiliation with the Trust and the Adviser is as a director of the Adviser and members of their immediate families.

1.	An Access Person shall not acquire, for any account in which such Access Person has a beneficial ownership interest, any common stock or Security convertible into common stock in an initial public offering.

2.	An Access Person shall not execute a Securities transaction (including transactions described under section D-9 hereof) on the same day during which any client has a pending buy or sell order in that same Security until that order is executed or withdrawn. An Access Person shall disgorge any profits realized on trades within such period if found to be in violation of the Code. The prohibitions of this paragraph 2 shall not apply to disinterested trustees and members of their families or persons whose only affiliation with the Trust and the Adviser is as a director of the Adviser and members of their immediate families, unless such trustee or director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee or director, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee or director, such Security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

3.	An Access Person shall not accept from any person or entity that does or proposes to do business with or on behalf of the Trust a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by an Access Person is also prohibited. For purposes of this subparagraph, “de minimis” means $100 or some other amount determined by the CCO if received in the normal course of business.

4.	An Access Person shall not serve on the board of directors of publicly traded companies, absent prior authorization from JIR’s CEO. The CEO will not serve on the board of directors of any publicly traded companies, absent prior authorization from the Chief Compliance Officer. However, any directorships held by an Access Person as of the date of the adoption of this Code of Ethics shall be deemed to be authorized. The CEO will grant authorization only if it is determined that the board service would not be inconsistent with the interests of the Trust. In the event board service is authorized, such individuals serving as directors shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a firewall policy or investment restrictions.

5.	An Access Person shall not acquire a Security in a private placement, absent prior authorization from the Chief Compliance Officer (CCO). The CCO will not grant clearance for the acquisition of a Security in a private placement if it is determined that the investment opportunity should be reserved for the Trust or that the opportunity to acquire the Security is being offered to the individual requesting clearance by virtue of such individual’s position with the Adviser or the Trust (as applicable). The CCO shall maintain a permanent record of all authorizations for acquisition of a private placement, which record shall include a statement concerning why authorization was given. An individual who has been granted clearance to acquire securities in a private placement shall disclose such investment when participating in a subsequent consideration by the Trust of an investment in the issuer. A subsequent decision by the Trust to purchase such a Security shall be subject to independent review by investment personnel with no personal interest in the issuer.

6.	An Access Person shall not purchase during the underwriting of the Security any common stock or Security convertible into common stock which, due to its public demand in relation to the amount offered, is likely to increase in value (i.e., “hot issue”).

7.	An Access Person shall not execute a securities transaction while in possession of material non-public information regarding the Security or its issuer.

8.	An Access Person shall not execute a securities transaction which is intended to raise, lower, or maintain the price of any Security or to create false appearance of active trading (anti-market manipulation).

9.	An Access Person shall not cause or attempt to cause the Trust, Adviser or JCA to purchase, sell, or hold any Security in a manner calculated to create any personal benefit to such Access Person or his or her immediate family. If an Access Person or his or her immediate family stands to materially benefit from an investment decision for the Trust, Adviser or JCA that the Access Person is recommending or in which the Access Person is participating, the Access Person shall disclose to the persons with authority to make investment decisions for the Trust, Adviser or JCA, any beneficial ownership interest that the Access Person or his or her immediate family has in such Security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the Access Person or his or her immediate family or the appearance of impropriety.

10.	Policy and Procedure Concerning Gifts to Persons Affiliated with Taft-Hartley Plans

a.	The Department of Labor has established rules for investment advisers who have Taft-Hartley plans as clients. Under these rules, advisers must disclose gifts or payments they make to union-affiliated persons on FORM LM-10.

F.	Political Contributions (Pay-to-Play)

The Securities and Exchange Commission adopted a rule, effective September 2010, under the Investment Advisers Act of 1940 that prohibits an investment adviser from providing advisory services for compensation to a government client for two years after the adviser or certain of its executives or employees make a contribution to elected officials or candidates of the government client who can directly or indirectly influence the hiring of the investment adviser by the government client. The new rule also prohibits an adviser from providing or agreeing to provide, directly or indirectly, payment to third parties for a solicitation of advisory business from any government entity on behalf of such adviser, unless such third parties are registered broker-dealers, registered investment advisers or registered municipal advisers, in each case subject themselves to pay-to-play restrictions (“Regulated Persons”). Additionally, the new rule prevents an adviser from soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to state or local political parties where the adviser is providing or seeking government business. The Commission also has adopted rule amendments that require a registered adviser to maintain certain records of the political contributions made by the adviser or certain of its executives or employees. The new rule and rule amendments address “pay-to-play” practices by investment advisers.

Source: http://www.sec.gov/rules/final/2010/ia-3043.pdf

a.	“Pay-to-Play” is defined as one or more political contributions by the Adviser or any officer; any employee who solicits clients for the Adviser or JCA; any supervisor of such employee; any political action committee controlled by the Adviser, JCA or their officers or employees that solicit clients for the Adviser or JCA; and any supervisor of such employees (each a “Covered Person”) to a person holding public office, running for public office, or to a committee formed for that end, or a successful candidate for public office, for the purpose of obtaining or retaining advisory contacts with governmental entities. Employees may not funnel contributions directly or indirectly through a spouse or family member. Contributions greater than $350 per election ($150 per election where the Covered Person is not entitled to vote) to candidates for political office must be logged and pre-cleared by the CCO or her designee.

b.	If a Covered Person is uncertain whether a proposed contribution violates this prohibition, the officer should seek advice from the President of the Adviser or the Chief Compliance Officer.

c.	Reporting and Recordkeeping Requirements. The Adviser and JCA will maintain records showing:

i.	The names, titles and business and residence addresses of all Covered Persons;

ii.	All government entities to which the Adviser or JCA provides or has provided investment advisory services, or which are or were investors in any registered investment company to which the Adviser or JCA provides or has provided investment advisory services (“Covered Fund”), as applicable, in the past five years, but not prior to September 13, 2010; The Adviser will rely solely on the records of the James Advantage Funds’ Transfer Agent to complete the list of government entities which have invested in the Funds, and will rely solely on the Transfer Agent or Custodian of any non-registered investment pool to which it is adviser or sub-adviser for that information, except as provided below.

A.	If a government entity holds shares of a Covered Fund through one or more omnibus accounts in such a way that the government entity is unknown to the Adviser, the Covered Fund or its transfer agent, then the Adviser satisfies the recordkeeping requirements if it maintains a list that includes:

1.	Each government entity that invests in a Covered Fund whose account can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Covered Fund or its transfer agent;

2.	Each government entity whose account was identified as that of a government entity – at or around the time of the initial investment – to the Adviser or one of its employees;

3.	Each government entity that sponsors or establishes a 529 Plan and has selected a Covered Fund as an option to be offered by such 529 Plan; and

4.	Each government entity that has been solicited to invest in a Covered Fund by the Adviser, a Covered Person, or a Regulated Person, regardless of whether such government entity invested in the Covered Fund;

iii.	All political contributions made by the Adviser, JCA or any of its Covered Persons to an official of a government entity, or direct or indirect payments to a state or local political party, or to a political action committee, with contributions defined as gifts, subscriptions, loans, advances or deposits of anything of value made for the purpose of influencing a state or local election, including payments of campaign debts incurred by successful candidates for state and local (but not federal) office. The definition does NOT include donations of an individual’s time (unless the donation of time is made at the Adviser’s request) nor charitable contributions made at the request of a government entity. Also, contributions to political parties and to political action committees (“PACs”) do not directly implicate the rule unless they specify a candidate. Furthermore, consistent with the De Minimis Contribution Exception contained in Rule 206(4)-5, contributions of $350 or less per election per Covered Person for any election in which that covered associate is entitled to vote, or $150 or less in any election where the associate is not entitled to vote do not need to be logged or pre-cleared; and

iv.	The name and business address of each Regulated Person (broker- dealer, registered adviser, solicitor etc.) to whom the investment adviser provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

d.	Records relating to the contributions and payments referred to in Section 10(c) must be listed in chronological order and indicate:

i.	The name and title of each contributor;

ii.	The name and title or office being sought (including any city/county/State or other political subdivision) of each recipient of a contribution or payment;

iii.	The amount and date of each contribution or payment above the stated de minimis; and

iv.	Whether any such contribution was the subject of the exception for certain returned contributions pursuant to the Pay-to-Play rule.

The Adviser is only required to make and keep current the records referred to in Sections 10(c)(i) and 10(c)(iii) if it provides investment advisory services to a government entity or a government entity is an investor in a Covered Fund.

G.	Reporting

1.	Each Access Person, except a disinterested trustee of the Trust or a person whose only affiliation with the Trust, Adviser, or JCA is as a director of the Adviser or JCA, shall arrange for the Compliance Officer to receive directly from the broker- dealer effecting a transaction in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest, duplicate copies of each confirmation for each securities transaction and periodic account statements for each brokerage account in which such Access Person has any beneficial ownership interest. Reporting can be made through compliance software utilized by the Trust, Adviser, or JCA.

2.	Each Access Person, except as provided in paragraph 5 of this Section, shall report to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter the information described below with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest in the Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such Access Person does not have any direct or indirect influence.

a.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares or the principal amount of the Security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	The price of the Security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through whom the transaction was effected; and

e.	The date that the report is submitted by the Access Person.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

Each Access Person, except as provided in paragraph 5 of this Section, shall also report to the CCO no later than 30 days after the end of each quarter the name of any securities account established by the Access Person during the quarter and the date the account was established.

3.	Each Access Person, except as provided in paragraph 5 of this Section, shall upon commencement of employment and annually thereafter verify in writing that all transactions in any Security in which such Access Person has, or by reason of such transaction has acquired, any direct or indirect beneficial ownership in the Security have been reported to the Compliance Officer. If an Access Person had no transactions during the year, such Access Person shall so advise the Compliance Officer.

4.	Each Access Person, except as provided in paragraph 5 of this Section, shall, within 10 days of commencement of employment or being designated an Access Person, and annually thereafter, be required to disclose the following information to the Compliance Officer:

a.	his or her current personal Securities holdings, which information shall include the title, number of shares or principal amount of each Security in which he or she has any direct or indirect beneficial ownership;

b.	all covered securities accounts held in his or her name, which information shall include the name of any broker, dealer or bank with whom he or she maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

c.	the date that the report is submitted by the Access Person.

The Initial Holdings Report (i.e., the Report required within 10 days of commencement of employment or being designated an Access Person) must contain information correct as of the date the person became an Access Person. The Annual Holdings Report must contain information correct as of a date no more than 30 days before the Report is submitted.

5.	The reporting requirements of this Section do not apply to disinterested trustees of the Trust or persons whose only affiliation with the Trust and the Adviser is as a director of the Adviser, except that a disinterested trustee of the Trust or a person whose only affiliation with the Trust and the Adviser is as a director of the Adviser must make a report pursuant to paragraph 2 of this Section as to any Security if such trustee or director, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee or director, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee or director, such Security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

6.	The Adviser, Trust, JCA or its CCO may, in its/her discretion, require an Access Person to disclose in connection with a report, recommendation or decision of such Access Person to purchase or sell a Security any direct or indirect beneficial ownership by such person of such Security.

7.	The Chief Compliance Officer will report to the Board of Trustees of the Trust on a quarterly basis as to any violations of the Code of Ethics.

8.	At least annually, the Compliance Officer shall report in writing to the Board of Trustees:

a.	a description of all issues that arose during the previous year under the Code; and

b.	information regarding material Code violations and sanctions imposed in response to the material violations; and

c.	certifying that the Trust and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

H.	Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or a designee will monitor and review all reports required under the Code for compliance with the Trust, Adviser, and JCA’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO or designee may also initiate inquiries of Access Persons’ personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by the Trust, Adviser or JCA. Any transactions for any accounts of the CCO will be reviewed and approved in accordance with the Code by a member of the JIR Senior Management Team. The CCO or a designee will maintain a listing identifying all Access Persons who are required to file reports pursuant to the Code and Access Persons will be notified at least annually of their reporting obligations.

Although the Code does not impose strict limitations as to the number of transactions an Access Person is permitted to execute during a defined timeframe, the scope and volume of personal trading by JIR/JCA Access Persons shall be periodically assessed. JIR/JCA recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to clients. In such circumstances JIR/JCA retains the discretionary authority to impose limitations on the personal trading activities of the Access Person. Furthermore and as part of the Trust, Adviser, and JCA’s oversight and monitoring of personal trading by Access Persons, JIR/JCA may impose heightened supervision and or trading restrictions on an Access Person if it believes such actions are warranted.

A compliance software system is utilized to help monitor the personal trading activities of JIR/JCA Access Persons who are required to submit reports under the Rule on a daily basis. The CCO or a designee receives email notifications for any perceived exceptions to the Code, which are then reviewed on a case by case basis. Access Persons’ personal securities transactions are also automatically cross referenced against the Adviser’s client trades on a daily basis as part of compliance testing and to help identify any potential front running, fraudulent, or manipulative conduct. The software provides many automated compliance monitoring and testing tools to help detect possible violations of the Code and federal securities laws. It is also utilized for sign-offs or affirmations of Access Persons’ quarterly transaction reports, annual holdings reports, and policies and procedures, among others.

If a violation of the Code occurs, the CCO will promptly take action to correct and remediate any violations that occurred, will document the violation, and will report the violation to Senior Management of JIR/JCA and to the Board of Trustees of the Trust.

I.	Confidentiality of Transactions and Information

1.	Every Access Person shall treat as confidential information the fact that a Security is being considered for purchase or sale by the Trust, Adviser and JCA, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of the Trust, Adviser and JCA and shall not disclose any such confidential information without prior consent from the Chief Compliance Officer. Notwithstanding the foregoing, the holdings of the Trust shall not be considered confidential after such holdings by the Trust have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

2.	Access Persons shall not disclose any such confidential information to any person except those employees and trustees who need such information to carry out the duties of their position with the Trust, Adviser, or JCA.

J.	Sanctions

Upon discovering a violation of this Code, the Board of Trustees of the Trust or the Board of Directors of the Adviser or JCA (as applicable) may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Trust and the Board of Directors or Senior Management of the Adviser or JCA.

K.	Certification of Compliance

Each Access Person, except a disinterested trustee or a person whose only affiliation with the Trust, Adviser, or JCA is as a director of the Adviser or JCA, shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto.

L.	Whistleblower and Non-Retaliation

All personnel of James Investment Research, Inc. (“JIR”) and James Capital Alliance, Inc. (“JCA”) are required to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. As employees of JIR and JCA, we must practice honesty and integrity in fulfilling our responsibilities and we must comply with all applicable laws and regulations. It is the responsibility of JIR and JCA employees to not only comply with but to report violations or suspected violations of the JIR, JCA or the James Advantage Funds policies or violations of federal and state laws.

This Whistleblower Policy was created to encourage and enable employees to report serious concerns and complaints regarding any misconduct that has resulted in harm to JIR/JCA, clients of JIR/JCA or shareholders of the James Advantage Funds. Employees who in good faith report violations should do so without feeling threatened. It is the policy of JIR and JCA not to allow discrimination, retaliation or retribution against any employee who in good faith submits a report of misconduct.

JIR and JCA will also monitor the provisions of its confidentiality or other agreements to seek to ensure the language of such agreements, by itself or under the circumstances in which the agreements are used, does not impede employees and former employees from communicating with the SEC concerning possible securities law violations. In addition, such agreements will seek to make it clear nothing contained in those agreements prohibits employees or former employees from voluntarily communicating with the SEC or other authorities regarding possible violations of law or from recovering an SEC whistleblower award. JIR and JCA will monitor for compliance with Rule 21F-17 with respect to regulatory activity and case law as they evolve over time.

Employees may report their concerns in writing or email, telephone or in-person to any member of senior management of JIR/JCA, or to the CCO of JIR/JCA if the matter concerns senior management. All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation.